Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Announces Retirement of

Charles K. Vaughan from Board of Directors

DALLAS (January 3, 2013)—Atmos Energy Corporation (NYSE:ATO) today announced that Charles K. Vaughan has retired from the company’s board of directors, effective December 27, 2012. Subsequent to his retirement, in recognition of his more than 55 years of service to Atmos Energy and the role he had in building and leading the company, the board appointed Vaughan as an honorary director, effective January 1, 2013.

Vaughan first joined the company in 1957, when it was a part of Pioneer Corporation, and served in numerous leadership capacities until 1983, when Atmos Energy became an independent public company. At that time, Vaughan was named the company’s first chairman, president and chief executive officer. Over the next several years, Vaughan led the company through a series of successful acquisitions, relocation of its headquarters from Amarillo to Dallas and the listing of the company’s common stock on the New York Stock Exchange. Subsequent to retiring as chairman of the board in 1997, Vaughan continued to serve as a director of the company until his retirement, along with serving as lead director since October 2003.

“Atmos Energy has benefited from Charlie’s leadership and vision for more than 55 years and we are pleased that the company will continue to benefit from his counsel through his new role as an honorary director,” said Kim Cocklin, president and chief executive officer of Atmos Energy. “His vision for strategic development and his leadership in the implementation of multiple acquisitions have greatly contributed to the company’s success. He embodies the values, principles and spirit that have made Atmos Energy what it is today.”

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving about three million natural gas distribution customers in over 1,400 communities in nine states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com. Information about Atmos Energy may also be accessed through social media platforms, Facebook, Twitter and YouTube.

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